EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President

Chief Financial Officer

www.bankrate.com/investor-relations/

bdefranco@bankrate.com

561.630.1230

FOR IMMEDIATE RELEASE

Reminder — Conference Call and Webcast Today at 11:00 a.m. Eastern Time

Interactive Dial-In: 1-800-599-9795 Passcode 22052574 (10 minutes before the call)

BANKRATE’S FIRST QUARTER NET INCOME RISES TO

$2.4 MILLION AS REVENUE INCREASES TO $10.3 MILLION

-Net Income Up 17% from Prior Quarter-

NEW YORK, NY—May 4, 2004– Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today reported a 20% increase in total revenue for the first quarter ended March 31, 2004 to a record $10.3 million from $8.5 million in the first quarter of 2003, and a 13% increase from the fourth quarter of 2003. Online publishing revenue of $9.0 million was $1.6 million, or 22%, higher than the same quarter in 2003 and was $1.3 million, or 16%, higher than the fourth quarter in 2003.

“Our first quarter comparative and sequential increases reflect a solid start for 2004,” commented Bankrate’s President and CEO Elisabeth DeMarse. “We are particularly pleased with the rebound in traffic over the fourth quarter of 2003, to 117 million page views on Bankrate.com during the first quarter, representing a 54% increase in page views over the fourth quarter of 2003. Page views are also up 10% compared to our robust first quarter last year. While mortgage rates are still very low, we are beginning to see a shift in the total traffic in mortgage related activity, with approximately 40% in the first quarter of 2004 compared to over 50% in 2003. This is more in line with the 2002 traffic mix prior to the refinancing boom. More and more consumers are coming to Bankrate.com for both the depth and the breadth of our financial offerings.”

Net income in the first quarter rose 17% to $2.4 million, or $0.15 per share on a diluted basis, from $2.0 million, or $0.13 per share on a diluted basis, in the first quarter of 2003, and was 17% better than the fourth quarter of 2003 (excluding the $3.1 million non-cash income tax credit recorded in the fourth quarter of 2003). These results reflect Bankrate’s 10th consecutive profitable quarter as a result of increased advertiser demand.

“For the 12th consecutive quarter, our business model continued to generate positive cash flow with our cash position growing to $21.6 million, up almost $9 million from March 31, 2003,” reported Bob DeFranco, Senior Vice President-Chief Financial Officer. “We are in the enviable position of having no debt and the financial flexibility to grow our business using internal resources.”

Online publishing revenue for the three months ended March 31, 2004 and 2003 included barter revenue of $938,000 and $750,000, respectively, representing 9% of total revenue for each period.

First Quarter Highlights

Bankrate continued to experience unprecedented strength in revenue in all categories, resulting in higher year-over-year and consecutive quarter revenue for the three-month period:

•	Total revenue of $10.3 million was $1.7 million, or 20% higher, than the first quarter a year earlier, and was $1.2 million, or 13%, higher than the fourth quarter of 2003.

•	Excluding barter revenue, online publishing revenue was up $1.5 million, or 22%, over the 2003 first quarter, and was $1.2 million, or 17%, higher than the fourth quarter of 2003.

•	Graphic ad revenue was up $419,000, or 11%, over the first quarter of 2003, and was $1.1 million, or 34% higher than the fourth quarter of 2003.

•	Hyperlink (rate table listings) revenue increased $1.0 million, or 37%, over the same quarter of 2003, and was 3% higher than the fourth quarter of 2003.

•	Page views for the first quarter of 2004 of 117 million were up 10% over the 107 million reported in the same quarter in 2003, and were 41 million, or 54%, higher than page views in the fourth quarter of 2003.

“Our core business continues to expand as the number of consumers who are taking the reins when it comes to their personal finances is growing rapidly. With a brand that is recognized for its objective, in-depth personal finance information and advice, the outlook for our business remains very robust for the coming year and beyond.” Ms. DeMarse concluded.

May 4, 2004 Conference Call Interactive Dial-In and Webcast Information:

To participate in the teleconference please call: 800- 599-9795 Passcode: 22052574

Please access at least 10 minutes prior to the time the conference is set to begin.

This call is being webcast by CCBN and can be accessed at www.bankrate.com/investor-relations/ or CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.fulldisclosure.com. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Replay Information:

A replay of the conference call will be available beginning May 4, 2004, 1:00 p.m. ET/ 11:00 a.m. PT through May 25. To listen to the replay, call 888-286-8010 and enter passcode 57350541. The replay will be posted at www.bankrate.com/investor-relations/ and on CCBN’s individual and institutional investor sites.

About Bankrate, Inc.

Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 5 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial Information and Advice” category. Bankrate.com reviews more than 4,800 financial institutions in more than 300 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 250 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 100 national and state publications. The Company’s stock is included in the Russell 3000 Index and the Russell 2000 Index.

Certain matters included in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increased acceptance of the Internet by consumers as a medium for obtaining financial product information; we have a history of losses; we use barter transactions which do not generate cash; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; we may be limited or restricted in the way we establish and maintain our online relationships by laws generally applicable to our business; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operations may fluctuate significantly; our stock price may be particularly volatile because of the industry we are in; and, if our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2003, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

-Financial Statements Follow-

Bankrate, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
Revenue:	2004	2003
Online publishing	$8,982,405	$7,334,193
Print publishing and licensing	1,291,827	1,212,393

Total revenue	10,274,232	8,546,586

Cost of revenue:
Online publishing	1,419,983	1,115,462
Print publishing and licensing	1,042,403	913,094

Total cost of revenue	2,462,386	2,028,556

Gross margin	7,811,846	6,518,030

Operating expenses:
Sales	1,303,094	1,151,336
Marketing	1,749,861	1,197,634
Product development	606,251	527,644
General and administrative	1,686,576	1,470,050
Depreciation and amortization	172,511	191,063

	5,518,293	4,537,727

Income from operations	2,293,553	1,980,303
Interest income (expense), net	76,842	38,392

Income before income taxes	2,370,395	2,018,695
Income taxes	—	—

Net income	$2,370,395	$2,018,695

Basic and diluted net income per share:
Basic	$0.16	$0.14

Diluted	$0.15	$0.13

Weighted average common shares outstanding:
Basic	15,198,675	14,162,059
Diluted	15,958,487	15,423,056

Bankrate, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31, 2004	December 31, 2003
Assets

Cash and cash equivalents	$21,643,265	$20,874,482
Accounts receivable, net of allowance for doubtful accounts of $270,000 and $230,000 at March 31, 2004 and December 31, 2003, respectively	4,287,330	3,031,882
Deferred tax asset, net	3,400,000	3,400,000
Other current assets	529,717	343,311

Total current assets	29,860,312	27,649,675

Furniture, fixtures and equipment, net	781,968	796,928
Intangible assets, net	299,720	73,201
Other assets	625,049	463,463

Total assets	$31,567,049	$28,983,267

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable	$1,008,954	$1,227,463
Accrued expenses	2,129,399	2,226,905
Deferred revenue	222,108	181,110
Other current liabilities	127,873	116,551

Total current liabilities	3,488,334	3,752,029

Other liabilities	367,055	306,274

Total liabilities	3,855,389	4,058,303

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized and undesignated	—	—
Common stock, par value $.01 per share— 100,000,000 shares authorized; 15,306,142 and 15,114,371 shares issued and outstanding at March 31, 2004 December 31, 2003, respectively	153,062	151,144
Additional paid in capital	66,505,397	66,091,014
Accumulated deficit	(38,946,799)	(41,317,194)

Total stockholders' equity	27,711,660	24,924,964

Total liabilities and stockholders' equity	$31,567,049	$28,983,267